Mail Stop 0407

Via U.S. Mail and Fax (214-853-5250)
Mr. Patrick A. Custer
Chief Executive Officer
VPGI Corp
P.O. Box 802808
Dallas, TX 75380
								April 6, 2005

Re:	VPGI Corp
      Form 10-K for the fiscal year ended June 30, 2004
      Filed October 13, 2004
      File No. 0-13225

Dear Mr. Custer:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Larry Spirgel
								Assistant Director







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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549